For Immediate Release

WSI Industries Reports Improved Third Quarter Results

Declares Quarterly Dividend

June 12, 2018—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2018 third quarter ending May 27, 2018 of $9,791,000 versus the prior year amount of $9,594,000, or an increase of 2%. Year-to-date sales for the period ended May 27, 2018 totaled $25,873,000 versus $22,237,000 in the prior year, or an increase of 16%.

The Company also reported net income in its fiscal 2018 third quarter of $466,000 or $.16 per diluted share versus a net loss of $220,000 or $(.08) per diluted share in the fiscal 2017 third quarter. Year-to-date, the Company has net income of $1,081,000 or $.36 per diluted share versus a net loss of $904,000 or $(.31) per diluted share in the prior year. Included in the fiscal 2018 year-to-date earnings is an income tax benefit of approximately $600,000 related to the revaluation of the Company’s net deferred tax liability due to the passage of H.R.1, known as the “Tax Cuts and Jobs Act”.

Michael Pudil, president and chief executive officer, commented: “We are pleased to report continued progress with net income of $.16 per diluted share in the fiscal 2018 third quarter versus a net loss in the prior year quarter of $(.08) per diluted share. Our overall third quarter sales were steady with the prior year, with our sales to our largest customer being down versus the prior year due to the one-time sale of inventory on a discontinued product line in the prior year quarter. Our diversified group, which includes energy, aerospace, defense and industrial markets, continued their growth with a 78% increase in sales versus the prior year third quarter and year-to-date sales have nearly doubled from the prior year.” Pudil continued: “We are also pleased to report that gross margins for the diversified business were in the mid 20% range for the quarter and gross margin percentage for the entire business was up 38% from the year ago quarter. Our new business sales and margin growth have come from improvements in all facets of our operation.”

Pudil concluded: “We have accomplished much in the last year and with credit and thanks going to the entire WSI team for making this happen. Our main goals will continue to be the profitable growth of our customer base and improvement in our manufacturing operations.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. This further demonstrates WSI’s financial strength and improved business outlook. The dividend will be payable July 10, 2018 to holders of record on June 26, 2018.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, bioscience and the defense markets.

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For additional information:

Michael J. Pudil (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 27, 2018	May 28, 2017	May 27, 2018	May 28, 2017
Net Sales	$9,791	$9,594	$25,873	$22,237
Cost of products sold	8,341	8,563	22,646	20,692
Gross margin	1,450	1,031	3,227	1,545

Selling and administrative expense	834	1,203	2,487	2,684
Interest and other income	(9)	(7)	(38)	(10)
Interest and other expense	81	220	229	354
Income (loss) from operations before income taxes	544	(385)	549	(1483)
Income tax expense (benefit)	78	(165)	(532)	(579)

Net income (loss)	$466	$(220)	$1,081	$(904)

Basic income (loss) per share	$0.16	$(0.08)	$0.37	$(0.31)

Diluted (loss) income per share	$0.16	$(0.08)	$0.36	$(0.31)

Weighted average number of common shares	2,970	2,923	2,956	2,921

Weighted average number of diluted shares	3,001	2,923	2,976	2,921

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	May 27, 2018	May 28, 2017
Assets:
Total Current Assets	$12,235	$11,714
Property, Plant, and Equipment, net	10,853	10,738
Intangible Assets	2,368	2,368
Total Assets	$25,456	$24,820

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,304	$4,935
Long-term debt	6,133	5,796
Deferred tax liabilities	543	823
Shareholders’ equity	14,476	13,266
Total Liabilities and Shareholders’ Equity	$25,456	$24,820

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	Three quarters ended
	May 27, 2018	May 28, 2017

Cash flows from operating activities (1)	$239	$2,469
Cash provided by (used in) investing activities	172	(786)
Cash provided by (used in) financing activities	(1,338)	166
Net increase (decrease) in cash and cash equivalents	(927)	1,849

Cash and cash equivalents at beginning of period	5,847	3,739

Cash and cash equivalents at end of period	$4,920	$5,588

(1) Cash flows from operating activities includes non-cash adjustments for depreciation and stock option compensation expense of $1,593 and $1,589 at May 27, 2018 and May 28, 2017, respectively.